Exhibit 99.1

PROTECTION ONE ANNOUNCES SECOND QUARTER 2007 RESULTS

In First Post-Merger Quarter, Company Is on Schedule Realizing Merger Benefits

Company to conduct conference call to review results today at 10:00 a.m. Eastern Time

LAWRENCE, Kan., Aug. 14, 2007 — Protection One, Inc. (NASDAQ: PONE), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for its second quarter ended June 30, 2007.  As previously reported, Protection One (the “Company”) completed its merger (“Merger”) with Integrated Alarm Services Group, Inc. (“IASG”) on April 2, 2007, thus the results described below for the second quarter of 2007 include the performance of IASG subsequent to the Merger.  Results for the second quarter of 2006 reflect the performance of only Protection One and do not include the performance of IASG.  All comparisons are to the quarter ended June 30, 2006 unless otherwise indicated.

Largely as a result of the Merger, the Company’s total revenue in the second quarter of 2007 increased by 38.7% to $93.1 million.  Second quarter 2007 net loss was $(8.1) million, or $(0.32) per share, compared to a net loss of $(6.7) million, or $(0.36) per share in 2006, reflecting higher amortization and interest expense.  Adjusted EBITDA increased to $29.5 million in the second quarter of 2007 compared to $21.4 million in the same period of 2006.

Richard Ginsburg, Protection One’s president and chief executive officer, commented, “We are pleased to report success translating the revenue increase from the Merger with IASG into adjusted EBITDA growth of 37.8% in the second quarter of 2007.  Merger synergies, which yielded lower IASG operating costs, accounted for most of the improvement.

“We achieved an important milestone in our Merger integration plan when we migrated billing and customer care of IASG’s residential accounts on to Protection One systems on schedule at the end of

June.  We believe we are on track to migrate commercial billing and customer care on to Protection One systems by the end of the third quarter and to assimilate accounting and financial reporting functions by the end of the year.”

Ginsburg added: “In connection with the Merger, we have realigned our businesses into three segments: Retail, Wholesale, and Multifamily.  Our Retail reporting unit delivered good operating metrics while making significant progress integrating IASG’s operations.  Excluding IASG’s RMR, Retail annualized net attrition (net of move in accounts) decreased to 10.0% in the second quarter of 2007 from 10.8% one year ago.  Including IASG’s RMR, Retail annualized net attrition (net of move in accounts) was 11.6% in the quarter just ended.  Our Retail reporting unit added $628,000 RMR in the quarter just ended, up 14.4% from additions in 2006’s second quarter.  IASG’s commercial group contributed to our growth in commercial additions which represented 42.7% of total RMR additions in the second quarter, up from 41.1% one year ago.

“Our Wholesale reporting unit contributed significantly to our adjusted EBITDA growth.  In the second quarter of 2007, revenues and operating costs in Criticom, the acquired IASG wholesale business, were in line with our expectations.  We expect variability in results for the next several quarters until we achieve full integration of our Wholesale monitoring platform in the first half of 2008 and until the Wholesale base is growing consistently with the help of new initiatives we are putting in place.

“Our Multifamily reporting unit was unaffected by the Merger and its performance was consistent with results in prior quarters.  Consequently, revenues declined in the second quarter of 2007 compared to 2006.  We continue to devote resources to reducing attrition, increasing RMR additions and managing costs commensurate with revenue levels.”

Ginsburg concluded: “While it would be premature to draw too many conclusions from just one quarter of results after the Merger, we are pleased to be on schedule with respect to our integration plan and remain optimistic that we can realize the benefits we anticipated.”

Adjusted EBITDA, RMR and net debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results in the Second Quarter of 2007

Retail

The Company’s Retail segment sells, installs, monitors and maintains electronic security and life safety systems directly for residential and business customers.  As of June 30, 2007, the Company served approximately 617,000 retail customers generating approximately $20.7 million RMR.

Total revenue in the second quarter of 2007 increased 31.9% to $73.7 million primarily due to the Retail customers acquired in the Merger.  For the same reason, monitoring and related services revenue increased 27.7%.  Excluding the impact of the Merger, monitoring and related services revenue would have increased by an estimated 1.8% due to lower attrition and continued growth in RMR additions.

Monitoring and service costs as a percentage of monitoring and service revenue increased to 29.2% from 27.6%, due to higher monitoring labor, telecom costs, service job labor and fuel costs. The increase in costs relates to an increasing percentage of residential customers with enhanced services, such as cellular back-up, and commercial customers.

Retail operating income improved to $2.0 million from a loss of $(0.4) million.  The revenue increase from the Merger was accompanied by relatively smaller increases in selling and G&A expense, and outright commercial installations increased.  Also, Retail operating income in the second quarter of 2007 reflects Merger-related severance costs of $2.4 million compared to recapitalization costs of $4.5 million in the second quarter of 2006.  These differences more than offset a $5.1 million increase in amortization of intangibles and depreciation expense due to the Merger.

Gross retail attrition in the second quarter of 2007 was 13.6% compared to 13.2% in 2006, excluding the impact of Hurricane Katrina.  The increase stems from a higher attrition rate on the acquired IASG retail portfolio.  Excluding that retail RMR, Retail gross attrition would have been 12.1% in the quarter just ended.

Integration of IASG’s commercial RMR portfolio with Protection One’s systems is on target for completion by the end of September.

Wholesale

The Company’s Wholesale segment contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to their residential and business customers.  As of June 30, 2007, this unit served approximately 4,400 dealers by monitoring approximately 840,000 homes and businesses on their behalf.  These relationships provided almost $3.7 million RMR.  The combination of CMS, Protection One’s pre-Merger wholesale subsidiary, and Criticom will soon be known as Criticom Monitoring Services (or CMS).

The Merger lifted total revenue in the second quarter of 2007 to $11.1 million, up from $2.7 million one year ago, when revenues were comprised solely of results from Protection One’s pre-merger wholesale monitoring subsidiary.  Wholesale operating income increased to $783,000 from $412,000, as growth in monitoring revenues exceeded significant Merger-related increases in general and administrative expenses and amortization of intangibles and depreciation expense.

Wholesale added $360,000 RMR during the quarter, up significantly from $52,000 added one year ago, due to Criticom’s relationships with some of the faster growing independent alarm companies.  Wholesale RMR may vary more than Retail RMR depending on the decisions of the Company’s largest wholesale customers to invest in creating new accounts, to retain or sell what they create, and to maintain relationships with the Company.  Wholesale RMR attrition in the quarter was 21.3%, up from 18.2% in 2006.  The current period’s results are typical of wholesale attrition recorded by IASG.

Multifamily

The Company’s Multifamily reporting unit provides monitoring and maintenance services for electronic security systems to tenants of multifamily residences under long-term contracts with building owners and managers.  As of June 30, 2007, Multifamily had $2.5 million of RMR arising from approximately 285,000 units in more than 2,000 rental properties in 600 cities.

Multifamily revenue continued to decline in the second quarter due to an inability to create Multifamily RMR in excess of attrition.  Monitoring and related services revenue declined 5.5% while the total of monitoring costs, selling expense, and G&A remained relatively stable.  As a result, Multifamily operating income declined to $1.6 million from $2.2 million.

Excluding the impact of Hurricane Katrina, Multifamily RMR attrition improved modestly to 12.2% compared to 12.4% last year, partly due to increased management focus on this aspect of the business.

Recurring Monthly Revenue

Total Company RMR as of June 30, 2007 was $26.8 million, up from $19.9 million as of June 30, 2006.  Excluding the impact of the Merger, the Company estimates that RMR at June 30, 2007 would have been $20.2 million, an increase of $0.3 million or 1.5% from RMR at June 30, 2006.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of RMR to reported revenue.

Net Debt

The Company’s total debt and capital leases, excluding debt discounts and premiums, as of June 30, 2007 was $525.9 million, compared to $410.8 million as of December 31, 2006.  The increase arises from debt assumed in connection with the Merger.

The Company had $296.2 million outstanding under its senior secured credit facility as of June 30, 2007.  The senior secured credit facility is subject to an early maturity date of June 30, 2008 if the Company’s 8.125% senior subordinated notes remain outstanding at that time.  Accordingly, the indebtedness outstanding under the senior secured credit facility is classified and presented as a current liability as of June 30, 2007.  The Company intends to repay or refinance its indebtedness related to the 8.125% senior subordinated notes or amend the covenants contained in, or obtain a waiver from the lenders party to, the senior credit agreement before June 30, 2008.

The Company’s cash and equivalents as of June 30, 2007 were $29.1 million compared to $24.6 million at December 31, 2006.

Net debt as of June 30, 2007 was $494.7 million compared to $371.3 million at December 31, 2006.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Shares Outstanding

The Company had 25,076,469 weighted average number of shares outstanding in the second quarter of 2007 compared to 18,239,724 in the second quarter of 2006.

On July 12, 2007, the Company filed a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission for a proposed public offering of its common stock.  The Registration Statement may be viewed on the Company’s website under SEC Filings at www.ProtectionOne.com

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern Time to review these results. The call may be accessed by dialing (866) 316-1371 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 8124338.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until Aug. 29, 2007. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 8124338.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which we expect will be filed with the SEC on Aug. 14, 2007, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring, Criticom Monitoring Services (CMS). For more information about Protection One, visit www.ProtectionOne.com.

PROTECTION ONE, INC.
and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenue
Monitoring & related services	$83,689	$61,735	$145,782	$123,228
Other	9,432	5,415	16,023	10,598
Total revenue	93,121	67,150	161,805	133,826

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	26,213	17,412	44,994	34,808
Other	10,197	7,113	19,042	13,575
Total cost of revenue (exclusive of amortization and depreciation shown below)	36,410	24,525	64,036	48,383

Selling expenses	11,402	10,020	22,519	19,585

General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization and corporate consolidation costs in 2006)	21,460	15,581	37,508	32,137
Merger related severance	2,418	—	2,418	—
Recapitalization and corporate consolidation costs	—	4,452	—	4,472
Amortization and depreciation	17,037	10,362	26,558	21,448
Total operating expenses	52,317	40,415	89,003	77,642
Operating income (loss)	4,394	2,210	8,766	7,801

Other expense (income)
Interest expense	13,251	9,268	23,148	17,502
Interest income	(1,096)	(432)	(1,466)	(707)
Other	(22)	(36)	(45)	11
Total other expense	12,133	8,800	21,637	16,806
Loss before income taxes	(7,739)	(6,590)	(12,871)	(9,005)

Income tax (expense) benefit	(327)	(73)	(490)	(165)
Net loss	$(8,066)	$(6,663)	$(13,361)	$(9,170)

Other comprehensive income (loss), net of tax Unrealized gain on interest rate caps	170	392	8	623
Comprehensive loss	$(7,896)	$(6,271)	$(13,353)	$(8,547)

Basic and diluted net loss per common share(a)	$(0.32)	$(0.36)	$(0.62)	$(0.50)

Weighted average common shares outstanding	25,076	18,240	21,715	18,226

(a) - Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.
and Subsidiaries
Supplemental Financial Information
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Segment Information

Retail
Revenue
Monitoring & related services	$64,613	$50,581	$115,666	$100,592
Other	9,125	5,343	15,643	10,382
Total revenue	73,738	55,924	131,309	110,974

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	18,849	13,971	34,574	28,151
Other	9,427	6,710	17,820	12,834
Total cost of revenue (exclusive of amortization and depreciation shown below)	28,276	20,681	52,394	40,985

Selling expenses	10,797	9,348	21,382	18,398
General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization costs in 2006)	16,607	13,309	30,145	27,485
Merger related severance	2,418	—	2,418	—
Recapitalization costs	—	4,452	—	4,452
Amortization of intangibles and depreciation expense	13,626	8,548	21,391	17,816
Total operating expenses	43,448	35,657	75,336	68,151

Operating income (loss)	$2,014	$(414)	$3,579	$1,838
Operating margin	2.7%	-0.7%	2.7%	1.7%

Wholesale
Revenue
Monitoring & related services	$11,090	$2,703	$14,037	$5,412
Other	—	—	—	—
Total revenue	11,090	2,703	14,037	5,412

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	5,337	1,444	6,568	2,807
Other	—	—	—	—
Total cost of revenue (exclusive of amortization and depreciation shown below)	5,337	1,444	6,568	2,807

Selling expenses	354	78	423	141
General & administrative expense	2,793	570	3,438	1,196
Amortization of intangibles and depreciation expense	1,823	199	2,000	400
Total operating expenses	4,970	847	5,861	1,737

Operating income (loss)	$783	$412	$1,608	$868
Operating margin	7.1%	15.2%	11.5%	16.0%

Multifamily
Revenue
Monitoring & related services	$7,986	$8,451	$16,079	$17,224
Other	307	72	380	216
Total revenue	8,293	8,523	16,459	17,440

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	2,027	1,997	3,852	3,850
Other	770	403	1,222	741
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,797	2,400	5,074	4,591

Selling expenses	251	594	714	1,046
General & administrative expense	2,060	1,702	3,925	3,456
Consolidation costs	—	—	—	20
Amortization of intangibles and depreciation expense	1,588	1,615	3,167	3,232
Total operating expenses	3,899	3,911	7,806	7,754

Operating income (loss)	$1,597	$2,212	$3,579	$5,095
Operating margin	19.3%	26.0%	21.7%	29.2%

PROTECTION ONE, INC.
and Subsidiaries
Supplemental Financial Information (cont.)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$472	$340	$743	$872
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123R expense in G&A	472	340	743	872

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$4,773	$3,846	$10,502	$7,194
Wholesale	—	—	—	—
Multifamily	425	215	742	398
Amort. of deferred costs in excess of amort. of deferred rev.	5,198	4,061	11,244	7,592

Investment in New Accounts and Rental Equipment, Net
Retail	$8,379	$7,563	$15,372	$14,124
Wholesale	—	—	—	—
Multifamily	816	386	1,456	428
Investment in new accounts and rental equipment, net	9,195	7,949	16,828	14,552

Property Additions, Exclusive of Rental Equipment
Retail	$1,561	$1,647	$2,528	$3,661
Wholesale	228	38	228	48
Multifamily	4	23	247	109
Property additions, exclusive of rental equipment	1,793	1,708	3,003	3,818

PROTECTION ONE, INC.
and Subsidiaries
Supplemental Financial Information (cont.)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Supplemental Financial Information

Recurring Monthly Revenue (RMR)	$26,845	$19,924	$26,845	$19,924

RMR Rollforward—Retail
Beginning RMR	$16,549	$16,278	$16,429	$16,229
Additions, excluding reactivations from Hurricane Katrina	628	549	1,151	1,049
Additions from the merger	4,133	—	4,133	—
Losses, including price decreases	(702)	(538)	(1,151)	(1,025)
Reactivations from Hurricane Katrina	—	4	—	22
Price increases and other	53	39	99	57
Ending RMR	$20,661	$16,332	$20,661	$16,332

RMR Rollforward—Wholesale
Beginning RMR	$961	$901	$963	$920
Additions, excluding reactivations from Hurricane Katrina	360	52	421	112
Additions from the merger	2,549	—	2,549	—
Losses, including price decreases	(191)	(41)	(253)	(73)
Reactivations from Hurricane Katrina	—	—	—	—
Price increases and other	—	3	(1)	(44)
Ending RMR	$3,679	$915	$3,679	$915

RMR Rollforward—Multifamily
Beginning RMR	$2,551	$2,708	$2,596	$2,724
Additions, excluding reactivations from Hurricane Katrina	19	32	36	42
Additions from the merger	—	—	—	—
Losses, including price decreases	(77)	(84)	(153)	(139)
Reactivations from Hurricane Katrina	—	9	—	9
Price increases and other	12	12	26	41
Ending RMR	$2,505	$2,677	$2,505	$2,677

RMR Rollforward—Consolidated
Beginning RMR	$20,061	$19,887	$19,988	$19,873
Additions, excluding reactivations from Hurricane Katrina	1,007	633	1,608	1,203
Additions from the merger	6,682	—	6,682	—
Losses, including price decreases	(970)	(663)	(1,557)	(1,237)
Reactivations from Hurricane Katrina	—	13	—	31
Price increases and other	65	54	124	54
Ending RMR	$26,845	$19,924	$26,845	$19,924

	Annualized Three Months		Twelve Months
RMR Attrition	Ended June 30,		Ended June 30,
(excludes impact of Hurricane Katrina)	2007	2006	2007	2006

RMR Attrition—Gross
Retail, excluding IASG	12.1%	13.2%	12.0%	12.9%
IASG retail	19.5%	n/a	n/a	n/a
Retail	13.6%	13.2%	12.5%	12.9%
Wholesale	21.3%	18.2%	20.2%	19.1%
Multifamily	12.2%	12.4%	15.2%	9.7%

RMR Attrition—Net of Move In Accounts
Retail, excluding IASG	10.0%	10.8%	9.9%	10.6%
IASG retail	17.9%	n/a	n/a	n/a
Retail	11.6%	10.8%	10.4%	10.6%
Wholesale	21.3%	18.2%	20.2%	19.1%
Multifamily	12.2%	12.4%	15.2%	9.7%

	June 30,	June 30,
Customer Sites	2007	2006

Retail Customer Sites	617,325	512,395

Wholesale Customer Sites	839,692	188,015

Multifamily Customer Sites	285,020	305,012

PROTECTION ONE, INC.
and Subsidiaries
Non-GAAP Reconciliations
(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum all of the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in millions)
RMR at June 30	$26.8	$19.9	$26.8	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.9	0.6	0.9	0.6
Other revenue (a)	3.5	1.9	3.5	1.9
Revenue (GAAP basis)
June	31.2	22.4	31.2	22.4
April - May	61.9	44.7
January - May			130.6	111.4
Total period revenue	$93.1	$67.1	$161.8	$133.8

(a)   Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in thousands)

Loss before income taxes	$(7,739)	$(6,590)	$(12,871)	$(9,005)
Plus:
Interest expense, net	12,155	8,836	21,682	16,795
Amortization and depreciation expense	17,037	10,362	26,558	21,448
Amort. of deferred costs in excess of amort. of deferred revenue	5,198	4,061	11,244	7,592
Stock based compensation expense	472	340	743	872
Merger related severance	2,418	—	2,418	—
Recapitalization and corporate consolidation costs	—	4,452	—	4,472
Less:
Other (income) expense	(22)	(36)	(45)	11
	$29,519	$21,425	$49,729	$42,185

Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as loss before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

Net Debt reconciled to GAAP measures

	June 30,	December 31,
	2007	2006
	(in thousands)
Senior credit facility, maturing March 31, 2012, variable	$296,250	$297,750
Senior secured notes, maturing November 2011, fixed 12.00%, face value	115,345	—
Unamortized premium on senior secured notes	9,779	—
Senior subordinated notes, maturing January 2009, fixed 8.125%, face value	110,340	110,340
Unamortized discount on senior subordinated notes	(11,866)	(14,997)
Capital leases	3,970	2,759
	$523,818	$395,852
Less cash and cash equivalents	(29,098)	(24,600)
Net Debt	$494,720	$371,252

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended June 30, 2007.